                                    Filed by EchoStar Communications Corporation
                           Pursuant to Rule 425 under the Securities Act of 1933
                                        and deemed filed pursuant to Rule 14a-12
                                          of the Securities Exchange Act of 1934

                              Subject Companies: Hughes Electronics Corporation
                                                     Commission File No. 0-26035
                                                      General Motors Corporation
                                                     Commission File No. 1-00143
                                                         Date: February 26, 2002


[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                            TO ALL ALABAMA RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET


Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.


         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Alabama residents in all nine television markets covering the state.

         For Alabama, this means all stations in each of its nine television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in two television markets in Alabama.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

         "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Alabama
- including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Alabama's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Alabama finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Alabama," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Alabama television markets, the combined company will bridge the 'digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                          ECHOSTAR COMMUNICATIONS             DIRECTV
MEDIA
GEORGE JAMISON, 310-662-9986                JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670                  MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                                KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


                                       ###

[ECHOSTART LOGO]                                                   [HUGHES LOGO]
5701 South Santa Fe Drive                                          P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                             TO ALL ALASKA RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET


         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Alaska residents in all three television markets covering the state.
         For Alaska, this means all stations in each of its three television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are not available in Alaska.
         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Alaska
- including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Alaska's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Alaska finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.
         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

          "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Alaska," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Alaska television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                  ECHOSTAR COMMUNICATIONS            DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010     BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020         ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                        KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                            TO ALL ARIZONA RESIDENTS

 COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET


Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.


         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Arizona residents in all four television markets covering the state.

         For Arizona, this means all stations in each of its four television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in two television markets in Arizona.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Arizona
- including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Arizona's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Arizona finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

          "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Arizona," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Arizona television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                  ECHOSTAR COMMUNICATIONS             DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010     BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020         ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                        KIM CULIG, 303-723-1277


         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.



In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.
                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                            TO ALL ARKANSAS RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET


         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Arkansas residents in all eight television markets covering the state.

         For Arkansas, this means all stations in each of its eight television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in one television market in Arkansas.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

         "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Arkansas - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Arkansas' elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Arkansas finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Arkansas," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Arkansas television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                          ECHOSTAR COMMUNICATIONS             DIRECTV
MEDIA
GEORGE JAMISON, 310-662-9986                JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670                  MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                                KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


                                      ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                           TO ALL CALIFORNIA RESIDENTS

       COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE
              BROADBAND SATELLITE INTERNET SERVICE IN EVERY MARKET


         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.


         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all California residents in all 14 television markets covering the state.
         For California, this means all stations in each of its 14 television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in four television markets in California.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in California - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of California's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in California finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.
         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

          "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in California," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all California television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.
         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.


CONTACTS:

HUGHES ELECTRONICS                  ECHOSTAR COMMUNICATIONS              DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010       BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020           ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                        KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                            TO ALL COLORADO RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET


         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.


         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Colorado residents in all four television markets covering the state.

         For Colorado, this means all stations in each of its four television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in two television markets in Colorado.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

         "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Colorado - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Colorado's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Colorado finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Colorado," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Colorado television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                          ECHOSTAR COMMUNICATIONS             DIRECTV
MEDIA
GEORGE JAMISON, 310-662-9986                JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670                  MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                                KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                          TO ALL CONNECTICUT RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET


         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Connecticut residents in all two television markets covering the state.

         For Connecticut, this means all stations in each of its two television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in one television market in Connecticut.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Connecticut - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Connecticut's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Connecticut finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

          "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Connecticut," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Connecticut television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                          ECHOSTAR COMMUNICATIONS             DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986                JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670                  MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                                KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                            TO ALL DELAWARE RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET


         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Delaware residents in all two television markets covering the state.
         For Delaware, this means all stations in each of its two television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in one television market in Delaware.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Delaware - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Delaware's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Delaware finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

          "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Delaware," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Delaware television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                  ECHOSTAR COMMUNICATIONS             DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010     BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020         ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                        KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                            TO ALL FLORIDA RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET


         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.


         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Florida residents in all 11 television markets covering the state.

         For Florida, this means all stations in each of its 11 television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in four television markets in Florida.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Florida
- including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Florida's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Florida finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

          "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Florida," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Florida television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                  ECHOSTAR COMMUNICATIONS             DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                        KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                            TO ALL GEORGIA RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET


         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.


         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Georgia residents in all 11 television markets covering the state.

         For Georgia, this means all stations in each of its 11 television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in two television markets in Georgia.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Georgia
- including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Georgia's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Georgia finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

          "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Georgia," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Georgia television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                  ECHOSTAR COMMUNICATIONS            DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010     BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020         ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                        KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                             TO ALL HAWAII RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET


Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Hawaii residents.

         Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are not available in Hawaii.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Hawaii
- including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Hawaii's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Hawaii finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

          "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Hawaii," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Hawaii television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                  ECHOSTAR COMMUNICATIONS            DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010     BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020         ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                        KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1,

2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                             TO ALL IDAHO RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET


Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.


         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Idaho residents in all five television markets covering the state.
         For Idaho, this means all stations in each of its five television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in one television market in Idaho.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Idaho - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Idaho's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Idaho finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

          "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Idaho," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Idaho television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.


CONTACTS:

HUGHES ELECTRONICS                    ECHOSTAR COMMUNICATIONS            DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986          JUDIANNE ATENCIO, 303-723-2010     BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670            MARC LUMPKIN, 303-723-2020         ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                          KIM CULIG, 303-723-1277



         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.


In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.
                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                            TO ALL ILLINOIS RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET


Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.


         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Illinois residents in all 10 television markets covering the state.

         For Illinois, this means all stations in each of its 10 television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in two television markets in Illinois.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Illinois - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Illinois' elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Illinois finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Illinois," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Illinois television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:
HUGHES ELECTRONICS                          ECHOSTAR COMMUNICATIONS             DIRECTV
MEDIA
GEORGE JAMISON, 310-662-9986                JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670                  MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                                KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                            TO ALL INDIANA RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET


         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.


         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Indiana residents in all 10 television markets covering the state.

         For Indiana, this means all stations in each of its 10 television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in three television markets in Indiana.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

         "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Indiana
- including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Indiana's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Indiana finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Indiana," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Indiana television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                          ECHOSTAR COMMUNICATIONS             DIRECTV
MEDIA
GEORGE JAMISON, 310-662-9986                JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670                  MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                                KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                              TO ALL IOWA RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET


         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.


         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Iowa residents in all 10 television markets covering the state.

         For Iowa, this means all stations in each of its 10 television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are not available in Iowa.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

         "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Iowa - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Iowa's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Iowa finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Iowa," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Iowa television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                          ECHOSTAR COMMUNICATIONS             DIRECTV
MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010              BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020                  ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                                KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956


--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                             TO ALL KANSAS RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET


Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.


         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Kansas residents in all eight television markets covering the state.
         For Kansas, this means all stations in each of its eight television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in one television market in Kansas.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Kansas
- including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Kansas' elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Kansas finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Kansas," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Kansas television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.


CONTACTS:

HUGHES ELECTRONICS                  ECHOSTAR COMMUNICATIONS            DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010     BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020         ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                        KIM CULIG, 303-723-1277



         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.


In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.
                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                            TO ALL KENTUCKY RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Kentucky residents in all 10 television markets covering the state.

         For Kentucky, this means all stations in each of its 10 television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in two television markets in Kentucky.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

         "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Kentucky - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Kentucky's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Kentucky finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Kentucky," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Kentucky television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                  ECHOSTAR COMMUNICATIONS             DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                        KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                           TO ALL LOUISIANA RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Louisiana residents in all eight television markets covering the state.

         For Louisiana, this means all stations in each of its eight television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are not available in Louisiana.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

         "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Louisiana - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Louisiana's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Louisiana finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Louisiana," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Louisiana television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                  ECHOSTAR COMMUNICATIONS             DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                        KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                             TO ALL MAINE RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Maine residents in all three television markets covering the state.

         For Maine, this means all stations in each of its three television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are not available in Maine.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

         "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Maine - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Maine's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Maine finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Maine," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Maine television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                  ECHOSTAR COMMUNICATIONS             DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                        KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                            TO ALL MARYLAND RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET


         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Maryland residents in all four television markets covering the state.

         For Maryland, this means all stations in each of its four television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in three television markets in Maryland.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

         "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Maryland - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Maryland's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Maryland finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Maryland," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Maryland television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                      ECHOSTAR COMMUNICATIONS                 DIRECTV
MEDIA
GEORGE JAMISON, 310-662-9986            JUDIANNE ATENCIO, 303-723-2010          BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670              MARC LUMPKIN, 303-723-2020              ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                            KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                         TO ALL MASSACHUSETTS RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Massachusetts residents in all four television markets covering the state.

         For Massachusetts, this means all stations in each of its four television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in one television market in Massachusetts.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

         "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Massachusetts - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Massachusetts' elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Massachusetts finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Massachusetts," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Massachusetts television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                          ECHOSTAR COMMUNICATIONS             DIRECTV
MEDIA
GEORGE JAMISON, 310-662-9986                JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670                  MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                                KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                            TO ALL MICHIGAN RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Michigan residents in all 11 television markets covering the state.

         For Michigan, this means all stations in each of its 11 television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in one television market in Michigan.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

         "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Michigan - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Michigan's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Michigan finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Michigan," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Michigan television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.


CONTACTS:

HUGHES ELECTRONICS                          ECHOSTAR COMMUNICATIONS             DIRECTV
MEDIA
GEORGE JAMISON, 310-662-9986                JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670                  MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                                KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1,

2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


                                      ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                           TO ALL MINNESOTA RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Minnesota residents in all seven television markets covering the state.

         For Minnesota, this means all stations in each of its seven television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in one television market in Minnesota.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

         "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Minnesota - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charlie Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Minnesota's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Minnesota finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Minnesota," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Minnesota television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                  ECHOSTAR COMMUNICATIONS            DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010     BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020         ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                        KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                          TO ALL MISSISSIPPI RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Mississippi residents in all 10 television markets covering the state.

         For Mississippi, this means all stations in each of its 10 television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in one television market in Mississippi.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

         "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Mississippi - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Mississippi's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Mississippi finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Mississippi," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Mississippi television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                 ECHOSTAR COMMUNICATIONS           DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986       JUDIANNE ATENCIO, 303-723-2010    BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670         MARC LUMPKIN, 303-723-2020        ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                       KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                                      ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956

--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                            TO ALL MISSOURI RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET


Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.


         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Missouri residents in all 13 television markets covering the state.
         For Missouri, this means all stations in each of its 13 television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in three television markets in Missouri.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Missouri - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Missouri's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Missouri finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

          "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Missouri," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Missouri television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.



CONTACTS:

HUGHES ELECTRONICS                          ECHOSTAR COMMUNICATIONS           DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986                JUDIANNE ATENCIO, 303-723-2010    BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670                  MARC LUMPKIN, 303-723-2020        ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                                KIM CULIG, 303-723-1277


         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.


In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1,

2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.
                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                            TO ALL MONTANA RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET


         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Montana residents in all nine television markets covering the state.
         For Montana, this means all stations in each of its nine television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are not available in Montana.
         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Montana
- including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Montana's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Montana finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

          "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Montana," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Montana television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.


CONTACTS:

HUGHES ELECTRONICS                          ECHOSTAR COMMUNICATIONS             DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986                JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670                  MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                                KIM CULIG, 303-723-1277


         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1,

2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.
                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------



        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                            TO ALL NEBRASKA RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Nebraska residents in all nine television markets covering the state.
         For Nebraska, this means all stations in each of its nine television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in one television market in Nebraska.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the

DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Nebraska - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Nebraska's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Nebraska finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

          "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Nebraska," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Nebraska television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                  ECHOSTAR COMMUNICATIONS            DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010     BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020         ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                        KIM CULIG, 303-723-1277


         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------


        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                             TO ALL NEVADA RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Nevada residents in all three television markets covering the state.

         For Nevada, this means all stations in each of its three television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in one television market in Nevada.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Nevada
- including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Nevada's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Nevada finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

          "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Nevada," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Nevada television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                  ECHOSTAR COMMUNICATIONS             DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310 964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                        KIM CULIG, 303-723-1277


         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------



        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                         TO ALL NEW HAMPSHIRE RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET


         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all New Hampshire residents in all three television markets covering the state.

         For New Hampshire, this means all stations in each of its three television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in one television market in New Hampshire.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in New Hampshire - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of New Hampshire's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in New Hampshire finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

          "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in New Hampshire," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all New Hampshire television markets, the combined company will bridge the

'digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                  ECHOSTAR COMMUNICATIONS            DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010     BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020         ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS                  KIM CULIG, 303-723-1277
310-662-9688

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and

Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------


        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                           TO ALL NEW MEXICO RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all New Mexico residents in all four television markets covering the state.

         For New Mexico, this means all stations in each of its four television markets will be available via satellite. Today, satellite-delivered local channels from EchoStar's DISH Network are available only in one television market in New Mexico. HUGHES' DIRECTV does not currently offer local channels in New Mexico.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in New Mexico - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of New Mexico's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in New Mexico finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

          "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in New Mexico," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all New Mexico television markets, the combined company will bridge the 'digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                  ECHOSTAR COMMUNICATIONS            DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010     BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020         ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                        KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and

Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                            TO ALL NEW YORK RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all New York residents in all 10 television markets covering the state.

         For New York, this means all stations in each of its 10 television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in one television market in New York.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

         "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in New York - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of New York's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in New York finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in New York," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all New York television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                          ECHOSTAR COMMUNICATIONS             DIRECTV
MEDIA
GEORGE JAMISON, 310-662-9986                JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670                  MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                                KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1,

2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                         TO ALL NORTH CAROLINA RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all North Carolina residents in all 11 television markets covering the state.

         For North Carolina, this means all stations in each of its 11 television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in five television markets in North Carolina.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

         "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in North Carolina - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of North Carolina's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in North Carolina finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in North Carolina," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all North Carolina television markets, the combined company will bridge the 'digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                          ECHOSTAR COMMUNICATIONS             DIRECTV
MEDIA
GEORGE JAMISON, 310-662-9986                JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670                  MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                                KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                          TO ALL NORTH DAKOTA RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all North Dakota residents in all two television markets covering the state.

         For North Dakota, this means all stations in each of its two television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are not available in North Dakota.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in North Dakota - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of North Dakota's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in North Dakota finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

          "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in North Dakota," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all North Dakota television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.



CONTACTS:

HUGHES ELECTRONICS                  ECHOSTAR COMMUNICATIONS            DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010     BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020         ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                        KIM CULIG, 303-723-1277


         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.
                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                              TO ALL OHIO RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Ohio residents in all 12 television markets covering the state.

         For Ohio, this means all stations in each of its 12 television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in three television markets in Ohio.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Ohio - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Ohio's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Ohio finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

          "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Ohio," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Ohio television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.


CONTACTS:

HUGHES ELECTRONICS                      ECHOSTAR COMMUNICATIONS             DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986            JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670              MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                                KIM CULIG, 303-723-1277



         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.
                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                            TO ALL OKLAHOMA RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Oklahoma residents in all eight television markets covering the state.

         For Oklahoma, this means all stations in each of its eight television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are not available in Oklahoma.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

         "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Oklahoma - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Oklahoma's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Oklahoma finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Oklahoma," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Oklahoma television markets, the combined company will bridge the 'digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                          ECHOSTAR COMMUNICATIONS             DIRECTV
MEDIA
GEORGE JAMISON, 310-662-9986                JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670                  MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                                KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                             TO ALL OREGON RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Oregon residents in all seven television markets covering the state.

         For Oregon, this means all stations in each of its seven television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in one television market in Oregon.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

         "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Oregon
- including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Oregon's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Oregon finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Oregon," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Oregon television markets, the combined company will bridge the 'digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                          ECHOSTAR COMMUNICATIONS             DIRECTV
MEDIA
GEORGE JAMISON, 310-662-9986                JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670                  MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                                KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                          TO ALL PENNSYLVANIA RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Pennsylvania residents in all 11 television markets covering the state.

         For Pennsylvania, this means all stations in each of its 11 television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in four television markets in Pennsylvania.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

         "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Pennsylvania - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Pennsylvania's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Pennsylvania finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Pennsylvania," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Pennsylvania television markets, the combined company will bridge the 'digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                          ECHOSTAR COMMUNICATIONS             DIRECTV
MEDIA
GEORGE JAMISON, 310-662-9986                JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670                  MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                                KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                          TO ALL RHODE ISLAND RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Rhode Island residents.

         Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are not available in Rhode Island.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Rhode Island - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Rhode Island's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Rhode Island finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

          "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Rhode Island," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Rhode Island television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                  ECHOSTAR COMMUNICATIONS            DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010     BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020         ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                        KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                         TO ALL SOUTH CAROLINA RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all South Carolina residents in all seven television markets covering the state.

         For South Carolina, this means all stations in each of its seven television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in two television markets in South Carolina.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in South Carolina - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of South Carolina's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in South Carolina finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

          "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in South Carolina," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all South Carolina television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                  ECHOSTAR COMMUNICATIONS            DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010     BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020         ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                        KIM CULIG, 303-723-1277


         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                          TO ALL SOUTH DAKOTA RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all South Dakota residents in all four television markets covering the state.

         For South Dakota, this means all stations in each of its four television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are not available in South Dakota.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

         "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in South Dakota - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of South Dakota's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in South Dakota finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in South Dakota," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all South Dakota television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                          ECHOSTAR COMMUNICATIONS             DIRECTV
MEDIA
GEORGE JAMISON, 310-662-9986                JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670                  MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                                KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                           TO ALL TENNESSEE RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Tennessee residents in all eight television markets covering the state.

         For Tennessee, this means all stations in each of its eight television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in two television markets in Tennessee.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Tennessee - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Tennessee's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Tennessee finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

          "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Tennessee," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Tennessee television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                  ECHOSTAR COMMUNICATIONS            DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010     BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020         ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                        KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1,

2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                             TO ALL TEXAS RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Texas residents in all 20 television markets covering the state.
         For Texas, this means all stations in each of its 20 television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in four television markets in Texas.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Texas - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Texas's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Texas finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

          "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Texas," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Texas television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                  ECHOSTAR COMMUNICATIONS            DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010     BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020         ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                        KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                              TO ALL UTAH RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Utah residents.

         Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are not available in Utah.

         Details of the plan were filed today by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Utah - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Utah's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Utah finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

          "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Utah," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Utah television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.


CONTACTS:

HUGHES ELECTRONICS                          ECHOSTAR COMMUNICATIONS             DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986                JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670                  MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                                KIM CULIG, 303-723-1277


         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.
                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                            TO ALL VERMONT RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Vermont residents in all three television markets covering the state.

         For Vermont, this means all stations in each of its three television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in one television market in Vermont.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

         "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Vermont
- including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Vermont's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Vermont finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Vermont," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Vermont television markets, the combined company will bridge the 'digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                          ECHOSTAR COMMUNICATIONS             DIRECTV
MEDIA
GEORGE JAMISON, 310-662-9986                JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670                  MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                                KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1,

2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                            TO ALL VIRGINIA RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Virginia residents in all 10 television markets covering the state.

         For Virginia, this means all stations in each of its 10 television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in three television markets in Virginia.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

         "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Virginia - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Virginia's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Virginia finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Virginia," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Virginia television markets, the combined company will bridge the 'digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                          ECHOSTAR COMMUNICATIONS             DIRECTV
MEDIA
GEORGE JAMISON, 310-662-9986                JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670                  MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                                KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1,

2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                           TO ALL WASHINGTON RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Washington residents in all four television markets covering the state.

         For Washington, this means all stations in each of its four television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in two television markets in Washington.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

         "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Washington - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Washington's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Washington finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Washington," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Washington television markets, the combined company will bridge the 'digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                          ECHOSTAR COMMUNICATIONS             DIRECTV
MEDIA
GEORGE JAMISON, 310-662-9986                JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670                  MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                                KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                         TO ALL WEST VIRGINIA RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all West Virginia residents in all nine television markets covering the state.

         For West Virginia, this means all stations in each of its nine television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in two television markets in West Virginia.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in West Virginia - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of West Virginia's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in West Virginia finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

          "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in West Virginia," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all West Virginia television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                  ECHOSTAR COMMUNICATIONS            DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010     BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020         ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                        KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                           TO ALL WISCONSIN RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Wisconsin residents in all nine television markets covering the state.
         For Wisconsin, this means all stations in each of its nine television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in two television markets in Wisconsin.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

          "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Wisconsin - including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Wisconsin's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Wisconsin finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

          "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Wisconsin," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Wisconsin television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                  ECHOSTAR COMMUNICATIONS            DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010     BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020         ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                        KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1,

2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                                       ###

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
5701 South Santa Fe Drive                                           P.O. Box 956
Littleton, CO 80120                                        200 N. Sepulveda Blvd
                                                       El Segundo, CA 90245-0956
--------------------------------------------------------------------------------

        MERGED ECHOSTAR AND HUGHES WILL DELIVER LOCAL BROADCAST CHANNELS
                            TO ALL WYOMING RESIDENTS

  COMBINED COMPANY WILL ALSO BRIDGE `DIGITAL DIVIDE' WITH AFFORDABLE BROADBAND
                   SATELLITE INTERNET SERVICE IN EVERY MARKET

         Editor's note: Following is information on analyst and media conference calls featuring Jack Shaw, president and CEO of Hughes Electronics, Charles Ergen, chairman and CEO of Echostar Communications, and Eddy Hartenstein, chairman and CEO of DIRECTV, live audio webcast of analyst call, and video news release satellite downlink coordinates. Reporters are invited to participate in a listen-only mode on an analyst call at 9:30 a.m. Eastern today. The dial-in number is 913-981-5528 and the confirmation code is 595617. A live audio webcast of the call will be available through www.hughes.com. The HUGHES website will also contain information on how the merger of EchoStar and DIRECTV will benefit the residents of each state, as well as maps comparing local channel coverage by cable and satellite on a nationwide and statewide basis. Please access the website 15 minutes prior to the webcast to download any necessary software. A media conference call that will include a question and answer period will be held at 11 a.m. Eastern today. Only reporters will be allowed to ask questions. The dial-in number is 719-457-2646 and the confirmation code is 481462.

         EL SEGUNDO, CA AND LITTLETON, CO, FEBRUARY 26, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) and Hughes Electronics Corporation (NYSE: GMH), which announced their proposed merger last fall, announced today that the combined company plans to deliver local TV broadcast channels via satellite to all Wyoming residents in all seven television markets covering the state.

         For Wyoming, this means all stations in each of its seven television markets will be available via satellite. Today, satellite-delivered local channels from HUGHES' DIRECTV and EchoStar's DISH Network are available only in two television markets in Wyoming.

         Details of the plan were filed late Monday by EchoStar and HUGHES in an application with the Federal Communications Commission (FCC) for authority to launch and operate a new spot-beam satellite.

         In their joint satellite application, the companies detailed a technically and commercially feasible "Local Channels, All Americans" plan developed by DISH Network and DIRECTV engineers that will allow the merged company to offer every consumer in the continental United States, Alaska, and Hawaii access to satellite-delivered local television signals.

         The filing also seeks authority to launch and operate a new spot-beam satellite that when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies' orbital locations will enable the merged company to broadcast local TV channels in all 210 DMAs, including full compliance with federal must carry requirements. Today, DIRECTV and EchoStar deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan markets. The merger eliminates carriage of duplicative content - a total of more than 500 identical channels - from the DIRECTV and DISH Network satellites which, when coupled with advanced spot-beam satellites and efficiencies created by the merger, could enable local channel delivery in all 210 U.S. DMAs.

         "While there are numerous consumer and competitive benefits from this pending merger, the ability to offer local channels to every consumer in Wyoming
- including rural and underserved areas - certainly is one of the most compelling aspects of this deal," said Charles Ergen, chairman and CEO of EchoStar. "We have heard the concerns of Wyoming's elected representatives and officials and we appreciate their feedback and input. Only if this merger is approved by the federal government will millions of consumers in small and rural markets in Wyoming finally have a true, competitive alternative to incumbent cable operators."

         New set-top boxes and satellite dishes, which will be capable of receiving satellite signals from multiple orbital slots, will be made available free of charge to all existing DIRECTV and DISH Network customers who will require new equipment in order to receive their local channels from the combined company.

         Consumers across the country will receive programming from the merged direct broadcast satellite service via one small satellite dish and will pay the same price for services. "We are one nation, and there will be one dish and one rate card, regardless of a subscriber's location," said Ergen.

         "This merger will set a new standard for the delivery of multichannel video and broadband services for consumers in Wyoming," said Jack Shaw, CEO of HUGHES. "In addition to delivering local channels in all Wyoming television markets, the combined company will bridge the `digital divide' by offering affordable high-speed satellite Internet access to consumers in every market, including the most rural areas of the country."

         The combined EchoStar-HUGHES will also offer more high definition channels, new interactive services, expanded national programming networks and additional educational, specialty and foreign-language programming.

         The ability of the combined company to serve all 210 DMAs nationwide with local channels is contingent upon the proposed HUGHES-EchoStar merger receiving the necessary government approvals from the FCC and U.S. Department of Justice, and the successful launch of three new spot-beam satellites. Implementation of the "Local Channels, All Americans" plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter. The proposed transaction is also subject to review by the Internal Revenue Service, and requires approval by a majority of GM $1-2/3, GM Class H and EchoStar shareholders.

CONTACTS:

HUGHES ELECTRONICS                  ECHOSTAR COMMUNICATIONS             DIRECTV

MEDIA
GEORGE JAMISON, 310-662-9986        JUDIANNE ATENCIO, 303-723-2010      BOB MARSOCCI, 310-964-4656
RICHARD DORE, 310-662-9670          MARC LUMPKIN, 303-723-2020          ROBERT MERCER, 310-964-4683

INVESTOR RELATIONS
310-662-9688                        KIM CULIG, 303-723-1277

         DISH Network is a trademark of EchoStar Communications Corporation. DISH Network is EchoStar's state-of-the-art direct broadcast satellite TV system that is capable of offering over 500 channels of digital video and CD-quality audio programming, as well as advanced satellite TV receiver hardware and installation. EchoStar is included in the Nasdaq-100 Index (NDX). DISH Network currently serves over 6.43 million customers. For more information, contact 1-800/333-DISH (3474) or visit www.dishnetwork.com.

         DIRECTV is the nation's leading digital satellite television service provider with more than 10.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.DIRECTV.com.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from General Motors. Such documents are not currently available.

General Motors and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes, EchoStar, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

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